Exhibit 99.1

UROPLASTY, INC. ANNOUNCES THE HIRING
OF A NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
Sam Humphries to lead Uroplasty beginning in 2005

     Minneapolis, Minnesota (December 17, 2004) – Uroplasty, Inc. (OTC Bulletin Board: UPST) announced today the hiring of Sam B. Humphries as its new President and Chief Executive Officer, effective January 1, 2005. Current President and Chief Executive Officer Daniel G. Holman will continue as Chairman and Chief Financial Officer. Both Messrs. Humphries and Holman will continue to serve as directors.

     Mr. Humphries has more than 25 years of healthcare and medical device industry experience. Most recently, he was a founding partner of Ascent Medical Technology Fund L.P., a venture capital fund. Prior to that, Mr. Humphries was President and Chief Executive Officer of American Medical Systems, Inc., where he was an investor and part of a leveraged buy out group (spin-off) from Pfizer. Before joining AMS, Mr. Humphries was President and Chief Executive Officer of Optical Sensors, Inc., a medical start-up company where he guided the company from start-up through its initial public offering. Prior to OSI, Mr. Humphries was with American Medical Systems, Inc. during its formative years where he first served as Vice President of World Wide Sales and Marketing and then as President and Chief Executive Officer. Earlier, he served in several management positions with the Medical Systems Group of General Electric Company.

     Mr. Humphries has also served as a director of numerous private and public companies, including as director of the Health Industry Manufacturers Association (HIMA, now AdvaMed). In addition to serving as a director of Uroplasty, he also serves on the Board of Directors of Inlet Medical, Inc., Universal Hospital Services, Inc. and the Ascent Medical Technology Fund.

     Mr. Holman commented, “we are pleased that Sam Humphries has agreed to guide Uroplasty through the next phase in our growth. His experience will provide leadership for the continued expansion of our incontinence product lines, including our proposed acquisition of CystoMedix, and our pending entry into the U.S. market. Mr. Humphries’ strategic work as a board member has been invaluable, and we look forward to his full-time leadership as we move forward with our expansion into the United States.”

ABOUT UROPLASTY

     Uroplasty, Inc. (www.uroplasty.com) is a medical device company that develops, manufactures and markets a family of injectable tissue-bulking products for specific indications in urology, urogynecology, colon and rectal, otolaryngology and plastic surgery markets. Uroplasty’s products offer physicians and their patients a minimally invasive treatment option for urinary incontinence, vesicoureteral reflux, fecal incontinence, vocal cord rehabilitation and soft tissue facial augmentation. Uroplasty’s products have received CE marking for these indications and are being sold in markets outside the United States. Uroplasty is conducting a multi-center U.S. IDE clinical trial with its urethral bulking agent, Macroplastique®, as a minimally invasive, office-based procedure for treating female stress urinary incontinence.

     In September 2004, Uroplasty announced an exclusive manufacturing and marketing agreement with CL Medical of Lyon, France to manufacture and sell the I-Stop® tape in the United States. The I-Stop tape, developed by CL Medical, is a new generation, mid-urethral sling to treat female stress urinary incontinence.

     In December 2004, Uroplasty announced that it signed a letter of intent to acquire CystoMedix, Inc., a privately-held company that has developed and markets a proprietary neuromodulation product for patients suffering from overactive bladder symptoms, including urge incontinence.

FORWARD-LOOKING STATEMENTS

     This news release contains statements that constitute “forward-looking” statements under the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any our forward-looking statements. A list and description of some of the risks and uncertainties can be found in our reports filed with the SEC from time to time. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing of our products (including the I-Stop tape) in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients; our reliance on a single product for most of our current sales; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of our current human clinical trial; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price. We cannot assure that we will consummate the proposed acquisition of CystoMedix or that we will profitably integrate its business into ours if the acquisition is completed.

CONTACT: Daniel G. Holman, President and CEO of Uroplasty, Inc.
Tel: 612-378-1180
Fax: 612-378-2027,
E-Mail: danielh@uroplasty.com.